UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 19, 2014

DUNKIN’ BRANDS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-35258	20-4145825
(Commission File Number)	(IRS Employer Identification Number)
130 Royall Street
Canton, Massachusetts 02021
(Address of registrant’s principal executive office)
(781) 737-3000
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 19, 2014 the Board of Directors (the “Board”) of Dunkin’ Brands Group, Inc. (the “Company”) elected Irene Chang Britt as a member of the Board. The Board increased the size of the Board from eight to nine members and appointed Ms. Chang Britt to fill the vacancy. Ms. Chang Britt, age 51, serves as President, Pepperidge Farm, a subsidiary of Campbell Soup Company and also holds the position of Senior Vice President, Global Baking and Snacking for Campbell. Ms. Chang Britt joined Campbell in 2005 and has held a series of leadership positions with Campbell including Senior Vice President and Chief Strategy Officer and President, North America Foodservice. She was named to her current position in 2012. Ms. Chang Britt formerly served on the board of directors of Sunoco, Inc.
Ms. Chang Britt will serve as a Class III director, which class will stand for re-election at the 2017 annual meeting of stockholders. Ms. Chang Britt is also expected to serve as a member of the Board’s Audit Committee.
Ms. Chang Britt will participate in the Company’s standard director compensation program. Pursuant to this program, each member of the Board who is not an employee of the Company receives an annual retainer of $70,000. In addition, such directors receive an annual grant of restricted stock units with a fair market value equal to $85,000.
In addition, Ms. Chang Britt and the Company entered into the Company’s standard indemnification agreement, the terms of which are described in the Company’s Registration Statement on Form S-1 (File No. 333-173898) (the “Registration Statement”) and a form of such agreement was filed as Exhibit 10.24 to the Registration Statement.
On May 19, 2014, the Company issued a press release announcing the appointment of Ms. Chang Britt to the Board. A copy of the press release has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
99.1    Press Release of Dunkin’ Brands Group, Inc. dated May 19, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNKIN’ BRANDS GROUP, INC.

By:	/s/ Richard Emmett
Richard Emmett
Chief Legal and Human Resources Officer and Corporate Secretary
Date: May 19, 2014